UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2015

Nortek, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34697 (Commission File Number)	05-0314991 (I.R.S. Employer Identification No.)

500 Exchange Street,
Providence, Rhode Island 02903-2360
(Address of principal executive offices, including zip code)

401-751-1600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.Other
As part of our routine internal audit activities, Nortek, Inc. (the “Company” or “we”) discovered certain questionable hospitality, gift and payment practices, and other expenses at the Company’s subsidiary, Linear Electronics (Shenzhen) Co. Ltd. (“Linear China”), which are inconsistent with the Company’s policies and raise concerns under the U.S. Foreign Corrupt Practices Act (“FCPA”) and perhaps under other applicable anti-corruption laws. The Company initiated an internal investigation into these practices and payments with the assistance of outside counsel.

On January 7, 2015 and January 8, 2015, respectively, we voluntarily contacted the United States Securities and Exchange Commission (“SEC”) and the United States Department of Justice (“DOJ”) to advise both agencies of our internal investigation. The Company intends to cooperate with any SEC or DOJ investigation into these matters. The Company takes these matters very seriously and is committed to conducting its business in compliance with all applicable laws.

Based on information known at this time, we currently believe that the amount of the questionable expenses and payments is not material with respect to the Company’s financial condition or results of operations. However, at this time, we are unable to predict, what, if any, action may be taken by the DOJ or SEC or any penalties or remedial measures these agencies may seek, but intend to cooperate with both agencies. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, and equitable remedies, including disgorgement or injunctive relief.

Nortek’s Linear China location manufactures products primarily for our Security and Control Solutions Segment and does not sell products to third parties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORTEK, INC.

By: /s/ Kevin W. Donnelly
Name: Kevin W. Donnelly
Title: Senior Vice President, General
Counsel and Secretary

Date: January 15, 2015